Exhibit 10.3

DATED	3 OCTOBER 2007

(1) HPFM (BECKET HOUSE) LIMITED
 (as Borrower)

- and-

(2) THE ROYAL BANK OF SCOTLAND PLC
(as Lender)

£12,700,000 SENIOR TERM

LOAN FACILITY

AGREEMENT

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	THE FACILITY	7

3.	PURPOSE	7

4.	CONDITIONS OF UTILISATION	8

5.	UTILISATION	8

6.	REPAYMENT	9

7.	PREPAYMENT AND CANCELLATION	9

8.	INTEREST	10

9.	FEES	10

10.	TAX GROSS UP AND INDEMNITIES	10

11.	INCREASED COSTS	12

12.	OTHER INDEMNITIES	13

13.	MITIGATION	13

14.	COSTS AND EXPENSES	13

15.	REPRESENTATIONS	14

16.	INFORMATION UNDERTAKINGS	17

17.	GENERAL UNDERTAKINGS	18

18.	PROPERTY COVENANTS	19

19.	FINANCIAL COVENANTS	26

20.	EVENTS OF DEFAULT	27

21.	CHANGES TO THE PARTIES	29

22.	PAYMENT MECHANICS	30

23.	SET-OFF	31

24.	NOTICES	31

25.	CALCULATIONS AND CERTIFICATES	32

26.	PARTIAL INVALIDITY	32

27.	REMEDIES AND WAIVERS	32

28.	GOVERNING LAW	33

29.	ENFORCEMENT	33

SCHEDULE 1		34

Conditions precedent		34

SCHEDULE 2		37

Form of Utilisation Request		37

THIS SENIOR TERM LOAN FACILITY AGREEMENT is made on	September 2007

BETWEEN

(1)                                 HPFM (BECKET HOUSE) LIMITED registered in Guernsey, company number 47655 and having its registered office at La Tonnelle House, Les Banques, St Sampson, Guernsey as borrower (“Borrower”); and

(2)                                 THE ROYAL BANK OF SCOTLAND PLC as lender (“Lender”).

SECTION 1

INTERPRETATION

1.                                     DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement:

“Account Charge” means an account charge in respect of the Rent Account and Deposit Account executed or to be executed by the Borrower on or about the date of this Agreement in favour of the Lender in form and substance satisfactory to the Lender;

“Assignment of Rental Income” means an assignment of the Net Rental Income executed or to be executed by the Borrower on or about the date of this Agreement in favour of the Lender in form and substance satisfactory to the Lender;

“Availability Period” means the period from and including the date of this Agreement to and including the Final Availability Date;

“Base Rate” means the Lender’s base lending rate as determined by the Lender from time to time;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London;

“Dangerous Substance” means any substance the presence of which has under Environmental Law in the relevant jurisdiction to be notified to a regulatory authority or which is regulated by a regulatory authority under such Environmental Law or is categorised or listed under such Environmental Law as being proscribed, prohibited or restricted or as requiring precautions to be taken or notifications to be made and (without limitation) any radioactive emission and any substance of whatever kind and form and in whatever combination capable of causing harm to any lifeform or the environment;

“Debenture” means the debenture granted or to be granted by the Borrower in favour of the Lender containing fixed and floating charge(s) over the whole of the assets and undertaking of the Borrower in form and substance satisfactory to the Lender;

“Default” means an Event of Default or any event or circumstance specified in clause 20 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing in each case as specified in clause 20 (Events of Default)) be an Event of Default;

“Deposit Account” has the meaning given to it in clause 18.16 (Deposit Account);

“Disposal” means a sale or disposal (including a disposal by way of the grant of a lease at a premium) of the whole or any part of the Property;

“Duty of Care Agreement” means a duty of care agreement entered into or to be entered into between the Borrower, the Property Manager and the Lender, in form and substance satisfactory to the Lender;

“Environmental Law” means any law or regulation concerning:

(a)                                  the protection of health and safety;

(b)                                 the environment; or

(c)                                  any emission or substance which is capable of causing harm to any living organism or the environment;

“Environmental Licence” means any permission of whatever kind required by any Environmental Law;

“Event of Default” means any event or circumstance specified as such in clause 20 (Events of Default);

“Facility” means the senior term loan facility made available under this Agreement as described in clause 2 (The Facility);

“Facility Limit” means, from time to time, the lowest of:

(a)                                  £12,700,000;

(b)                                 seventy-seven point five per cent (76%) of the market value of the Property as determined by the Initial Valuation; and

(c)                                  such amount that ensures compliance with the undertakings set out in clause 19 (Financial Covenants);

“Final Availability Date” means 30 September 2007;

“Finance Documents” means this Agreement, each Security Document, the Duty of Care Agreement and any other document designated as such by the Lender and the Borrower;

“GAAP” means generally accepted accounting principles in the United Kingdom or Guernsey;

“Headlease” means a lease dated 29 November 1984 made between (I) The Wardens and Commonality of the Mystery of Mercers of the City of London and (2) General Accident Fire and Life Assurance Corporation plc;

“Initial Valuation” means the Valuation of the Property carried out by the Valuer as a condition precedent pursuant to clause 4.1 (Conditions precedent) confirming a market value (assuming vacant possession) of not less than £14,650,000 and containing satisfactory commentary on re-letting potential, anticipated rental levels and market comparables;

“Intercreditor Deed” means the intercreditor deed executed or to be executed by the Borrower, the Mezzanine Lender, the Loan Stock Holder and the Lender on or around the date of this Agreement in form and substance satisfactory to the Lender;

“Intercreditor Lenders” means the Mezzanine Lender and the Loan Stock Holder;

“Interest Payment Date” means the penultimate Business Day of March, June, September and December in each calendar year and on final repayment of the Loan;

“Legal Charge” means the first ranking legal charge in respect of the Property executed or to be executed by the Borrower on or around the date of this Agreement;

“Loan” means the loan made under the Facility or, as the context may require, the principal amount outstanding thereunder;

“Loan Stock Documents” means the Loan Stock Instrument and the Loan Stock Security Documents;

“Loan Stock Holder” is as defined in the Intercreditor Deed;

“Loan Stock Instrument” means the loan stock instrument dated on or around the date of this Agreement constituting £600,000 zero coupon loan stock 2009 of the Borrower;

“Loan Stock Security Documents” means the “Security Documents” referred to in the Loan Stock Instrument and any other document creating security given to the Loan Stock Holder as security for amounts which may become due under the Loan Stock Documents;

“Margin” means one point two five per cent (1.25%) per annum;

“Material Adverse Effect” means:

(a)                                  a material adverse effect on the business, assets or financial condition of the Borrower;

(b)                                 a material adverse effect on the ability of the Borrower to perform its obligations under any Finance Document; or

(c)                                  an event or circumstance which results in any of the Security Documents not being enforceable substantially in accordance with its terms against any party to that Security Document;

“Mezzanine Facility Agreement” means mezzanine term loan facility agreement between The Royal Bank of Scotland plc and the Borrower dated on or about the date of this Agreement;

“Mezzanine Finance Documents” means the Mezzanine Facility Agreement and the Mezzanine Security Documents;

“Mezzanine Lender” means The Royal Bank of Scotland plc or its successors and assigns under the Mezzanine Facility Agreement;

“Mezzanine Security Documents” means the “Security Documents” referred to in the Mezzanine Facility Agreement and any other document creating security given to the Mezzanine Lender as security for amounts due or which may become due under the Mezzanine Finance Documents;

“Net Rental Income” means the Rental Income less (1) amounts due to be paid by the Borrower by way of rent under the Headlease and (2) Service Charges;

“Occupational Lease” means any lease, licence, tenancy or other occupational arrangement granted for occupation of any part of the Property at any relevant time;

“Party” means a party to this Agreement;

“Permitted Costs” means the costs applicable to the operation of the Borrower calculated as follows:

(a)                                 in each calendar year following the date of this Agreement an amount in respect of the Borrower’s management fee which is equal to the lower of 0.5% of the current Valuation of the Property and £100,000 (exclusive of VAT); and

(b)                                during the period from the date of this Agreement until the Repayment Date, both dates inclusive, an aggregate amount of up to £100,000 (exclusive of VAT) in respect of agreed professional fees incurred by the Borrower in relation to the redevelopment of the Property, in each case provided that no Event of Default has occurred or would result from the payment of any Permitted Cost;

“Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991 and all other legislation, subordinate legislation and circulars regulating the use and development of land;

“Property” means leasehold known as Ground Floor to Eighth Floor and roof of Becket House, Cheapside registered at the Land Registry under Title Number NGL523024 and described in more detail in the Headlease;

“Property Management Agreement” means the agreement dated on or around the date hereof between the Borrower and the Property Manager or such other agreement as may be entered into between the Borrower and the Property Manager from time to time (subject to the terms of this Agreement);

“Property Manager” means Boon Godbold or such other property manager acceptable to the Lender (acting reasonably);

“Qualifying Lender” means:

(a)                                  a lender (other than a lender within sub-paragraph (b) below) which is a lender which is a bank (as defined for the purposes of section 349 of the Taxes Act) and which is within the charge to United Kingdom corporation tax in respect of payments of interest made in respect of that advance; or

(b)                                 a lender which is:

(i)                                     a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)                                  a company not so resident in the United Kingdom which carried on a trade in the United kingdom through a permanent establishment and which brings into account interest payable in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or

(c)                                  a building society (as defined for the purposes of section 477A of the Taxes Act;

“Rent Account” has the meaning given to it in clause 18.15 (Rent account);

“Rental Income” means the aggregate of all gross rents, licence fees and other monies reserved by or arising out of any Occupational Lease or any agreement for lease or otherwise, without limitation, derived by the Borrower from the Property from time to time;

“Repayment Date” means 31 January 2009;

“Report on Title” means, in relation to the Property, a report on title from Forsters LLP, legal advisor to the Borrower, addressed to the Lender in form and substance satisfactory to the Lender;

“Reservations” means:

(a)                                  the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

(b)                                 the limitation on enforcement by laws relating to bankruptcy, insolvency, liquidation, re-organisation, court schemes, moratoria, administration and other laws affecting the rights of creditors generally;

(c)                                  the time barring of claims under the Limitation Acts;

(d)                                 the possibility that an undertaking to assume liability for or to indemnify against non- payment of UK stamp duty may be void;

(e)                                  defences of set-off or counterclaim; and

(f)                                    similar principles, rights and defences under the laws of any foreign jurisdictions in which relevant obligations may have to be performed;

“Sale and Purchase Agreement” means an agreement dated on or around the date hereof between the Borrower and the Vendor regarding the sale and purchase of the Property;

“Security” means a mortgage, charge, pledge, lien, standard security, assignation or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Security Assets” means the Property and any other assets of the Borrower charged or otherwise secured to the Lender under the Security Documents as security for amounts due or which may become due under the Finance Documents;

“Security Documents” means the Account Charge, the Assignment of Rental Income, the Legal Charge, the Debenture, the Duty of Care Agreement, the Intercreditor Deed and any other document creating security given to the Lender as security for amounts due or which may become due under the Finance Documents;

“Senior Interest” means, in respect of any period, the aggregate of all sums of interest payable during such period under any Finance Document;

“Service Charges” means all and any payments (whether or not reserved as rent) to be made by the tenants or other occupiers pursuant to the terms of the Occupational Leases in respect of the Services including for the avoidance of doubt any payments on account of balancing charges or payments in respect of any reserve sinking fund or the like including any VAT on the same;

“Services” means the services amenities and so far as the Borrower may from time to time require the items of expenditure to be or which may be provided, carried out or incurred by the Borrower pursuant to the provisions of the Occupational Leases and/or the Head Lease, in each case relating to the ongoing insurance, maintenance, repair, renewal, decoration and cleaning of the Property;

“Shareholders” means HPFM (Guernsey) Limited or such other shareholders from time to time as there may be with the consent of the Lender;

“Sterling” and “£” denote the lawful currency of the United Kingdom from time to time;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents;

“Utilisation” means the utilisation of the Facility;

“Utilisation Date” means the date of the Utilisation, being the date on which the Loan is to be advanced;

“Utilisation Request” means a notice substantially in the form set out in schedule 2 (Utilisation Request);

“Valuation” means a valuation of the Property (including the Initial Valuation) by the Valuer on the basis of market value as defined in the practice statements of the Appraisal and Valuation Manual and Guidance Notes issued by the Royal Institution of Chartered Surveyors current at the time of such Valuation;

“Valuer” means GVA Grimley or such other valuer or surveyor as may be appointed by the Lender for the purposes of this Agreement;

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature; and

“Vendor” means Halladale General Partner 2 Limited.

1.2                               Construction

(a)                                  Unless a contrary indication appears, any reference in this Agreement to:

(i)                                     the “Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                                  “assets” includes present and future properties, revenues and rights of every description;

(iii)                               a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or supplemented, restated or novated;

(iv)                              “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)                                 a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)                              a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)                           a provision of law is a reference to that provision as amended or re-enacted; and

(viii)                      a time of day is a reference to London time.

(b)                               Section, clause and schedule headings are for ease of reference only.

(c)                                 Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                                A Default (other than an Event of Default) is “continuing” if it has not been remedied to the satisfaction of the Lender or waived in writing by the Lender and an Event of Default is “continuing” if it has not been waived in writing by the Lender.

2.                                     THE FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrower a Sterling senior term loan facility in an amount equal to the Facility Limit.

3.                                     PURPOSE

3.1                               Purpose

The Borrower shall apply the Loan towards financing the costs of acquisition of the Property.

3.2                               Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                     CONDITIONS OF UTILISATION

4.1                              Conditions precedent

The Lender shall not make available the Loan unless the Lender has received all of the documents and other evidence listed in schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender unless otherwise waived or postponed by the Lender.

4.2                              Further conditions precedent

The Lender will only be obliged to advance the Loan if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)                                no Default is continuing or would result from the proposed advance; and

(b)                                 the repeating representations referred to in clause 15 (Representations) are true in all material respects.

5.                                     UTILISATION

5.1                               Delivery of the Utilisation Request

The Borrower may utilise the Facility by giving to the Lender the duly completed Utilisation Request.

5.2                               Time for delivery

Unless the Lender otherwise agrees, the latest time for receipt by the Lender of the duly completed Utilisation Request is 11.00am on the Business Day preceding the proposed Utilisation Date.

5.3                               Utilisation Request irrevocable

The Utilisation Request is irrevocable.

5.4                               Completion of Utilisation Request

The Utilisation Request will not be regarded as having been duly completed unless:

(a)                                 the proposed Utilisation Date is a Business Day falling within the Availability Period; and

(b)                                the amount of the proposed advance complies with this Agreement and, in particular, the amount of the proposed advance would not cause the Facility Limit to be exceeded.

5.5                               Number of Utilisations

(a)                                 The Borrower may make one Utilisation only. Immediately following such Utilisation any undrawn balance of the Facility shall forthwith be cancelled and shall no longer be available for drawing.

(b)                                Immediately following the Final Availability Date, any undrawn balance of the Facility shall forthwith be cancelled and shall no longer be available for drawing.

6.                                      REPAYMENT

6.1                               Repayment Date

The Borrower shall repay the Loan in full on the Repayment Date.

6.2                               Disposal proceeds

All proceeds of any Disposal of the Property must be paid to the Lender to be applied in or towards repayment of the Loan in accordance with clause 7.2 (Voluntary prepayment of the Loan).

7.                                      PREPAYMENT AND CANCELLATION

7.1                               Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)                                 the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)                                 upon the Lender notifying the Borrower, the Facility will be immediately cancelled; and

(c)                                  the Borrower shall repay the Loan on the date specified by the Lender in the notice delivered to the Borrower (being no later than the last day of any applicable grace period permitted by law).

7.2                               Voluntary prepayment of the Loan

The Borrower may, if it gives the Lender not less than 5 Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount, and an integral multiple, of £100,000) or, if less, the amount outstanding.

7.3                               Right of repayment in certain circumstances

(a)                                   If:

(i)                                     any sum payable to the Lender by the Borrower is required to be increased under clause 10.2 (Tax gross-up); or

(ii)                                  the Lender claims indemnification from the Borrower under clause 10.3 (Tax indemnity) or clause 11.1 (Increased Costs);

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Lender notice of its intention to procure the repayment of the Loan.

(b)                                 On the date specified by the Borrower in the notice referred to in clause 7.3(a), the Borrower shall repay the Loan.

7.4                              Restrictions

(a)                                  Any notice of prepayment given by any party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

(b)                                 Any repayment or prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and without premium or penalty.

8.                                      INTEREST

8.1                               Calculation of interest

The rate of interest on the Loan is the percentage rate per annum which is the aggregate of:

(a)                                the Margin; and

(b)                               Base Rate.

8.2                               Payment of interest

The Borrower shall pay accrued interest on the Loan on each Interest Payment Date.

8.3                               Default interest

(a)                                 If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent higher than the rate which would otherwise apply in terms of this Agreement.

(b)                                Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum on each Interest Payment Date.

9.                                      FEES

The Borrower shall pay to the Lender an arrangement fee of £63,500 on the earlier of (i) the Utilisation Date and (ii) the date falling 45 days after the date of this Agreement.

10.                               TAX GROSS UP AND INDEMNITIES

10.1                        Definitions

(a)                                  In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax;

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document;

“Tax Payment” means either the increase in a payment made by the Borrower to the Lender under clause 10.2 (Tax gross-up) or a payment under clause 10.3 (Tax indemnity).

(b)                                  Unless a contrary indication appears, in this clause 10 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

10.2                        Tax gross-up

(a)                                 The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                The Borrower shall promptly upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

(c)                                 If a Tax Deduction is required by law to be made by the Borrower the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)                                 Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.3                        Tax indemnity

(a)                                  The Borrower shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

(b)                                  Clause 10.3(a) shall not apply:

(i)                                     with respect to any Tax assessed on the Lender under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)                                    to the extent a loss, liability or cost:

(A)                              is compensated for by an increased payment under clause 10.2 (Tax gross-up); or

(B)                                would have been compensated for by an increased payment under clause 10.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in clause 10.2(d) applied.

10.4                        Tax Credit

If the Borrower makes a Tax Payment and the Lender determines that:

(a)                                  a Tax Credit is attributable either to an increased payment of which that Tax Payment forms a part, or to that Tax Payment; and

(b)                                the Lender has obtained, utilised and retained that Tax Credit;

the Lender shall pay an amount to the Borrower which the Lender determines shall leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

10.5                        Stamp taxes

The Borrower shall pay and, on first demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document other than in relation to the transfer of any interest of the Lender pursuant to clause 21.1.

11.                               INCREASED COSTS

11.1                        Increased Costs

(a)                                  Subject to clause 11.2 (Exceptions) the Borrower shall, within three Business Days of demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender as a result of:

(i)                                     the introduction of or any change in (or in the interpretation, administration, or application of) any law or regulation; or

(ii)                                  compliance with any law or regulation,

in each case applied to (i) and (ii), after the date of this Agreement.

(b)                                 In this Agreement “Increased Costs” means:

(i)                                     a reduction in the rate of return from the Facility or on the Lender’s overall capital other than arising as a result of a change in the taxation of the Lender’s net income;

(ii)                                  an additional or increased cost; or

(iii)                               a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender to the extent that it is attributable to the Lender having entered into this Agreement or funding or performing its obligations under any Finance Document.

11.2                        Exceptions

(a)                                   Clause 11.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)                                     attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)                                  compensated for by clause 10.3 (Tax indemnity); or

(iii)                              attributable to the wilful breach by the Lender of any law or regulation.

(b)                                 In this clause 11.2 a reference to a “Tax Deduction” has the same meaning given to the term in clause 10.1 (Definitions).

12.                               OTHER INDEMNITIES

12.1                          The Borrower shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)                                 the occurrence of any Event of Default;

(b)                                its failure to pay any amount due under a Finance Document on its due date;

(c)                                  funding, or making arrangements to fund the Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(d)                                 the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

12.2                       The Borrower shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

(a)                                 investigating any event which it reasonably believes is a Default; or

(b)                                 acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

13.                               MITIGATION

13.1                        Mitigation

The Lender shall take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 10 (Tax Gross Up and Indemnities), clause 11.1 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents.

13.2                        Limitation of liability

(a)                                  The Borrower shall indemnify the Lender for all costs and expenses reasonably incurred by it as a result of steps taken by it under clause 13.1 (Mitigation).

(b)                                 The Lender is not obliged to take any steps under clause 13.1 (Mitigation) if, in its opinion (acting reasonably), to do so might be prejudicial to it.

14.                               COSTS AND EXPENSES

14.1                        Transaction expenses

The Borrower shall promptly on demand pay the Lender the amount of all reasonable costs and expenses (including legal fees and fees of the Valuer reasonably incurred by the Lender) in connection with the negotiation, preparation, printing and execution of:

(a)                                  this Agreement and any Finance Documents; and

(b)                                 any other Finance Documents executed after the date of this Agreement.

14.2                        Amendment costs

If:

(a)                                 the Borrower requests an amendment, waiver or consent; or

(b)                                an amendment is required pursuant to clause 22.5 (Change of currency),

the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees and fees of the Valuer) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

14.3                        Enforcement costs

The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings instituted by or against the Lender as a consequence of taking or holding any Security in connection with any Finance Document or enforcing these rights.

15.                             REPRESENTATIONS

15.1                       Initial representations

The Borrower makes the representations and warranties set out in this clause 15 to the Lender on the date of this Agreement.

15.2                       Status

(a)                                  It is a limited company, duly incorporated and registered under the laws of Guernsey.

(b)                                 It has the power to own its assets and carry on its business as it is being conducted.

153                           Binding obligations

Subject to the registration of the Security Documents in the Land Registry and with the Registrar of Companies (as appropriate) and the Reservations the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

15.4                        Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)                                   any law or regulation applicable to it;

(b)                                  its constitutional documents; or

(c)                                 any agreement or instrument binding upon it or any of its assets to the extent that any such conflict would have a Material Adverse Effect.

15.5                        Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

15.6                        Validity and admissibility in evidence

All authorisations required or desirable:

(a)                                to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)                               to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

15.7                        Deduction of Tax

(a)                                  It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document; and

(b)                                 It has applied for and, following the processing of such application, will maintain all approvals required from HM Revenue & Customs in order to allow it to receive all Rental Income without deduction of Tax under Section 42A (Non Resident Landlord Scheme) of the Taxes Act.

15.8                        No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

15.9                        No default

(a)                                 No Event of Default is continuing or could reasonably be expected to result from the making of the Loan.

(b)                                No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it to which its assets are subject which could be reasonably expressed to have a Material Adverse Effect.

15.10                 No misleading information

(a)                                 Any written factual information provided by it for the purposes of the Facility was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)                                The written financial projections (if any) delivered to the Lender in connection with the Facility have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)                                 Nothing has occurred or been omitted from the information delivered to the Lender in connection with the Facility and no information has been given or withheld that results in the information delivered to the Lender being untrue or misleading in any material respect.

15.11                 No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, could reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief, having made proper enquiry) been started or threatened against it.

15.12                 Ranking of security

Subject to the registration of the Security Documents in the Land Registry and with the Registrar of Companies (as appropriate) in England and Guernsey, the Securities created by the Security Documents constitute in each case a first priority fixed or floating Security (as stated therein) as described in the relevant Security Document over the relevant Security Assets.

15.13                 No Security

No Security (other than that created by the Security Documents, Loan Stock Security Documents, the Mezzanine Security Documents or in favour of the Vendor over the Deposit Account which shall be the subject of a deed of priorities between the Vendor, the Lender, the Loan Stock Holder and the Mezzanine Lender) exists and the Borrower shall not, by reason of its execution of the Finance Documents, become obliged to create in favour of any person other than the Lender any Security over any of its property, revenues or assets.

15.14                 No other business, assets or liabilities

The Borrower has not traded or carried on any business since incorporation and on the Utilisation Date the Borrower shall have no assets or liabilities other than:

(a)                                 the Property and all rights and obligations arising in connection with or in relation thereto including under the Sale and Purchase Agreement;

(b)                                to the Lender, pursuant to the Finance Documents; and

(c)                                 to the Intercreditor Lenders where permitted pursuant to the Intercreditor Deed.

15.15                 Ownership of the Borrower

The whole of the issued share capital of the Borrower is legally and beneficially owned and controlled by the Shareholders.

15.16                 Dangerous Substances

Save as disclosed by the Borrower in writing prior to the date of this Agreement or in the Initial Valuation so far as the Borrower is aware (having made all reasonable enquiries), no Dangerous Substance has been used, disposed of, dealt with or is otherwise present at, in, on, from or under any part of the Property (whether or not then within the ownership, occupation or control of the Borrower).

15.17                 Property

Save as is disclosed in the Report on Title, the Borrower is the legal and beneficial owner of the Property and has a good and marketable title to the Property.

15.18                 Valuations

To the best of the Borrower’s knowledge and belief (having made all reasonable enquiries), all information provided by the Borrower to the Valuer for the purposes of the Initial Valuation and any subsequent Valuation was accurate as of the date to which it was prepared and delivered to the Valuer and no information has been omitted or withheld which would make that information misleading or which may be material.

15.19                 Centre of Main Interests

The centre of main interests of the Borrower is situated in Guernsey or the United Kingdom and the Borrower has no establishment outside Guernsey or the United Kingdom.

15.20                 Repetition of representations

Unless it is expressed to be given at a specific date, each representation is deemed to be made by the Borrower by reference to the facts and circumstances then existing on the Utilisation Date and on each Interest Payment Date.

16.                             INFORMATION UNDERTAKINGS

16.1                        Financial statements

The Borrower shall supply to the Lender as soon as the same become available, but in any event within 270 days after the end of each of its financial years, audited financial statements for that financial year.

16.2                        Requirements as to financial statements

(a)                                  Each set of financial statements delivered by the Borrower pursuant to clause 16.1 (Financial statements) shall be certified by a director of the Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)                                 The Borrower shall procure that each set of financial statements delivered pursuant to clause 16.1 (Financial statements) is prepared using GAAP.

16.3                        Information: miscellaneous

The Borrower shall supply to the Lender:

(a)                                  all material documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally, at the same time as they are dispatched;

(b)                                 promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower, and which could reasonably be expected to, if adversely determined, have a Material Adverse Effect;

(c)                                  no later than 3 months prior to the Repayment Date, details of the Borrower’s exit strategy in respect of the Property;

(d)                                 promptly, such further information regarding the financial condition, business and operations of the Borrower as the Lender may reasonably request.

16.4                        Notification of Default

The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

17.                             GENERAL UNDERTAKINGS

17.1                        Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform the obligations under the Finance Documents.

17.2                        Negative pledge

The Borrower shall not create or permit to subsist any Security over any of its assets other than under the Security Documents, the Loan Stock Security Documents, the Mezzanine Security Documents or in favour of the Vendor over the Deposit Account without the prior written consent of the Lender.

17.3                        Disposals

Other than pursuant to an Occupational Lease granted in accordance with clause 18.6 (Occupational Leases), the Borrower shall not without the previous written consent of the Lender enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

17.4                        Merger

The Borrower shall not without the previous written consent of the Lender enter into any amalgamation, demerger, merger or reconstruction.

17.5                        Change of business

The Borrower shall procure that without the previous written consent of the Lender no substantial change is made to the nature of its business from that carried on at the date of this Agreement, namely its ownership of the Property.

17.6                        Lending and borrowing

The Borrower shall not:

(a)                                  incur any financial indebtedness other than under the Finance Documents, the Sale and Purchase Agreement or to the Intercreditor Lenders in accordance with the terms of the Intercreditor Deed;

(b)                                 make any loans or give any other form of credit; or

(c)                                  give any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person.

17.7                        Shares and dividends

The Borrower shall not without the previous written consent of the Lender:

(a)                                  declare or pay any dividends or make any other distribution in respect of any of its shares;

(b)                                 issue any further shares or alter any rights attaching to its issued shares as at the date of this Agreement; or

(c)                                 repay or redeem any of its share capital.

17.8                        “Know Your Customer” Requirements

The Borrower undertakes at all times to comply with the Lender’s account opening /“know your customer” requirements/procedures and to promptly, on request, supply to the Lender (or procure the supply to the Lender of) such documentation/information as is required to enable the Lender to comply (or continue to comply) with these requirements/procedures.

18.                             PROPERTY COVENANTS

18.1                        Information about the Property

(a)                                  The Borrower shall provide the Lender within 30 days of each quarter end with a quarterly summary of the Occupational Leases.

(b)                                 The Borrower shall, at the Lender’s request from time to time, deliver to the Lender such information as the Lender shall reasonably request and which shall include:

(i)                                     details of any rent or periodic reviews on any Occupational Leases, in process or agreed;

(ii)                                  a copy of any material report by any property manager, any insurance broker, surveyor or other professional in relation to the Property;

(iii)                               details of any material dispute in relation to the Property;

(iv)                              details of any rent arrears in respect of the Property;

(v)                                 details of any proposed capital expenditure in relation to the Property;

(vi)                              details of any material remediation or repair work, repairs required to, or undertaken at the Property; and

(vii)                           any other material matter arising in relation to the Property.

18.2                        Valuations

In relation to Valuations, the Borrower shall comply with the following:

(a)                                  the Lender may request a Valuation at any time if an Event of Default is outstanding or the Lender reasonably believes that a material change in circumstances affecting the value of the Property has occurred and, if the relevant Valuation discloses a breach of clause 19.1 (Security cover), the Borrower shall immediately upon demand pay the costs of any such Valuation otherwise the cost of such Valuation shall be for the account of the Lender;

(b)                                 The Lender may request a Valuation once in each calendar year (each a “Valuation Period”), at the expense of the Borrower;

(c)                                  The Lender may request a Valuation at its own cost at any time, provided that, if that Valuation discloses the occurrence of an Event of Default, the costs of such Valuation shall be immediately payable by the Borrower; and

(d)                                 the Borrower shall, subject at all times to the Occupational Leases, assist in any way it is able (including the provision of relevant information) in relation to the provision of any Valuation referred to in this clause 18.2.

18.3                        Environmental matters

The Borrower shall:

(a)                                  comply in all material respects with all applicable Environmental Law in relation to the Property (including, without limitation, its condition) including the obtaining of and compliance with all requisite Environmental Licences; and

(b)                                 promptly upon receipt, notify the Lender of any communication of whatsoever nature, whether specific or general, served on it concerning any alleged breach of any Environmental Law relating to the Property (including, without limitation, its condition) or non-compliance with any Environmental Licence relating to the Property, which, if substantiated, could reasonably be expected to have a Material Adverse Effect.

18.4                        Access

Subject to the terms of each Occupational Lease, at all reasonable times and upon reasonable notice being given to the Borrower, the Borrower shall procure the Lender and its agents are permitted access to the Property for any purpose relating to the Finance Documents.

18.5                        Insurance

(a)                                  The Borrower shall effect:

(i)                                     insurance on the Property, trade and other fixtures and fixed plant and machinery on the Property against loss or damage by fire, storm, tempest, flood, subsidence, earthquake, lightning, explosion, impact, aircraft and other aerial devices and articles dropped from them, riot, civil commotion and malicious damage, bursting or overflowing of water tanks, apparatus or pipes and such other risks as the Lender may require to be insured on a full reinstatement basis, including, without limitation, site clearance, professional fees, VAT (together with provision for forward inflation) and loss of rents for a period of not less than three years (or such other greater period for which rent may be suspended in the event of damage to or destruction of the demised premises under any Occupational Lease);

(ii)                                   third party liability insurance;

(iii)                                insurance against acts of terrorism;

(iv)                              such other insurances as a prudent company in the same business as the Borrower would effect,

in an amount in form, and with an insurance company or underwriters, acceptable to the Lender.

(b)                                 The Borrower shall procure that the Lender’s interest is noted on all insurance policies required under this clause 18.5. Every policy shall contain:

(i)                                     a standard mortgagee clause under which the insurance will not be vitiated or avoided as against the Lender as a result of any misrepresentation, act or neglect or failure to disclose on the part of any insured party or any circumstances beyond the control of an insured party; and

(ii)                                  terms providing that it shall not, so far as the Lender are concerned, be invalidated for failure to pay any premium, due without the insurer first giving to the Lender not less than 14 days written notice.

(c)                                  The Borrower shall use all reasonable endeavours to procure that the Lender receives any information in connection with the insurance and copies of the policies as the Lender may reasonably require and shall notify the Lender of renewals made and variations or cancellations of policies made or, to the knowledge of the Borrower threatened or pending.

(d)                                The Borrower shall not do or permit anything to be done which may make void or voidable any insurance policy in connection with the Property.

(e)                                  The Borrower shall procure prompt payment of all premiums and all other things necessary to keep each insurance policy in force.

(f)                                    If the Borrower fails to comply with any of the provisions of this clause 18.5 the Lender may, at the expense of the Borrower, effect any insurance and generally do such things as the Lender may reasonably consider necessary or desirable to prevent or remedy any breach of this clause 18.5.

(g)                                 Subject to clause 18.5(h) and the Headlease, the Borrower shall apply all monies received or receivable under any insurance in respect of the Property towards replacing, restoring or reinstating the Property.

(h)                               To the extent that any insurance policy and the Headlease or any Occupational Lease does not restrict the proceeds of insurance under that policy being used to prepay the Loan, the proceeds of insurance shall, at the option of the Lender but only after an Event of Default has occurred, be used to prepay the Loan.

(i)                                     Compliance with the insurance obligations by the freehold owner of the Property in accordance with the Headlease shall be deemed compliance with clauses 18.5(a) to (e) above.

18.6                        Occupational Leases

(a)                                Subject to clauses 18.6(d) and (e) below, the Borrower shall not without the previous written consent of the Lender:

(i)                                     grant or enter into an agreement to grant any new Occupational Lease or create any overriding interest in respect of the Property other than as required by statute;

(ii)                                waive, release or vary any of the material terms of any Occupational Lease or accept any surrender of any Occupational Lease or exercise any power to determine or extend the same;

(iii)                               agree to any rent reviews on any Occupational Lease other than upward-only rent reviews;

(iv)                              give any licence or approval or consent under any Occupational Lease (unless a relevant Occupational Lease provides that the Borrower’s licence, approval or consent may not be unreasonably withheld for the relevant matter in issue and it would be unreasonable to withhold consent); or

(v)                                 forfeit or otherwise take any action to treat any Occupational Lease as terminated or otherwise bring any Occupational Lease to an end prior to its stated expiration date.

(b)                                 Subject to clause 18.6(d) below, the Borrower shall promptly inform the Lender of every application for consent to any assignment, sub-letting or other disposal of or dealing with the whole or any part of any interest under any Occupational Lease and shall promptly supply the Lender with full copies of such application and of any references or other documents provided or obtained in support thereof.

(c)                                  The Borrower shall notify the Lender of any notice of disclaimer of any Occupational Lease within seven days of receipt. It shall thereafter promptly comply with the Lender’s instructions with regard to the exercise or enforcement of any entitlement to require any surety under the relevant Occupational Lease to take up a new Occupational Lease of the affected premises.

(d)                                 This clause 18.6 shall only apply to Occupational Leases with an annual rental income in excess of £20,000.

(e)                                  The Lender shall not unreasonably withhold its consent to any matter pursuant to this clause 18 and the Lender’s consent shall be deemed to have been given to any matter should the Lender fail to respond to the Borrower with its consent or otherwise within 5 Business Days of any request for consent being made.

18.7                        Lease and title compliance

The Borrower shall:

(a)                                  perform all the terms on its part contained in each Occupational Lease in all material respects;

(b)                                 enforce all obligations owed to it under each Occupational Lease and other agreement or instrument relating to the Property; and

(c)                                  properly perform and/or comply with (and indemnify the Lender in respect of any breach of) any conditions, restrictions, stipulations, burdens and easements of whatsoever nature affecting the Property.

18.8                        Notices

Within 7 days after the receipt by the Borrower of any notices issued by any public, local or other authority relating to the Property including (without limitation), any applications, notices, proposals, orders, requisitions, compulsory purchase proposals, redevelopment plans and any notices issued pursuant to the Planning Acts, the Borrower shall:

(a)                                  deliver a copy to the Lender; and

(b)                                 inform the Lender of the steps taken or proposed to be taken by way of compliance.

18.9                        Power to remedy

In case of default by the Borrower in performing any material obligation or other covenant affecting the Property, subject to the terms of any Occupational Lease, the Borrower shall permit the Lender and/or its Lenders and contractors:

(a)                                  to enter on the Property;

(b)                                 to comply with or object to any notice served on the Borrower relating to the Property; and

(c)                                  to take any action the Lender may reasonably consider expedient to prevent or remedy any breach of any such term or to comply with or object to any such notice.

18.10                 Repair

The Borrower shall keep:

(a)                                  the Property in good and substantial repair and condition and decorative order; and

(b)                                 all fittings, plant, machinery, implements and other effects belonging to it in a good state of repair, working order and condition.

18.11                 Alterations

(a)                                  The Borrower shall not, at any time, without the prior written consent of the Lender:

(i)                                     affect, carry out or permit any development, demolition, reconstruction or rebuilding of or any structural alteration to, or material change in the use of the Property save in case of emergency; or

(ii)                                sever, unfix or remove any of the material structural fixtures or partitions (except for the purpose and in the course of effecting necessary repairs thereto or of replacing the same with new or improved models or substitutes) on the Property.

(b)                                 The Borrower shall be entitled to carry out non-structural alterations to the Property where the same would have no adverse effect on the Rental Income achievable in respect of the Property or on the value of the Property.

18.12                 Pay outgoings

The Borrower shall punctually pay or cause to be paid and shall on demand indemnify the Lender against all existing and future rents, taxes, duties, fees, renewal fees, charges, assessments, impositions and outgoings whatsoever whether imposed by deed or by statute or otherwise and whether in the nature of capital or revenue and even though of a wholly novel character, which now or at any time during the continuance of the security constituted by or pursuant to the Finance Documents are payable in respect of the Property or any part thereof.

18.13                 Planning

The Borrower shall or, as the case may be, will procure that each tenant under an Occupational Lease shall:

(a)                                  comply in all material respects with any conditions attached to any planning permissions obtained by it and comply with any agreement or undertaking under the Planning Acts or any other similar Act or Acts relating to or affecting the Property and not (save for any development permitted under the Planning Acts) carry out any development (as defined in the Planning Acts) on or of the Property or make any material change in use of the Property other than in accordance with any planning permission obtained by it;

(b)                                 not make any material application for planning permission or implement any planning permission obtained or enter or agree to enter into any agreement or undertaking under the Planning Acts or any other similar Act or Acts without the prior written consent of the Lender.

18.14                 VAT

(a)                                 The Borrower shall ensure that it remains directly liable for VAT and does not become part of any VAT group with any other person.

(b)                                The Borrower shall not alter its status in relation to VAT through any act or omission in relation to the Property or any interest in the Property.

18.15                 Rent account

(a)                                  The Borrower must maintain a deposit account with the Lender designated the “Rent Account” which is account number 11404440, sort code 83-06-08 (the “Rent Account”).

(b)                                 The Borrower may not, without the prior consent of the Lender, maintain any bank account other than with the Lender.

(c)                                  The Lender shall have sole signing rights in relation to the Rent Account.

(d)                                 The Borrower must ensure that all Net Rental Income and all VAT receipts received by the Borrower are paid into the Rent Account.

(e)                                  If any payment of any amount referred to in paragraph ((d)) above is paid into an account other than the Rent Account, that payment must be paid immediately into the Rent Account.

(f)                                    On each Interest Payment Date, unless a Default is continuing the Lender shall and is irrevocably authorised by the Borrower to, withdraw from, and apply all amounts standing to the credit of the Rent Account (other than those amounts standing to the credit of the Rent Account pursuant to Clause 19.1(b) or 19.2(b)(i)), in the following order:

(i)                                     firstly, payment of any unpaid fees, costs and expenses of the Lender due but unpaid under the Finance Documents;

(ii)                                  secondly, payment of any amount of interest due under the Finance Documents in respect of the relevant Interest Payment Date;

(d)                                 If the Property Manager is in breach of the Property Management Agreement, then, in so far as the Borrower can, it shall, if requested by the Lender;

(i)                                    terminate the appointment of the Property Manager; and

(ii)                                  select and appoint a replacement Property Manager of the Property on terms and conditions approved in writing by the Lender (acting reasonably).

(e)                                  The Borrower shall procure that each Property Manager appointed by it enters into a Duty of Care Agreement.

19.                            FINANCIAL COVENANTS

19.1                        Security cover

(a)                                  The amount of the Loan shall not at any time exceed seventy-seven point five per cent (76%) of the market value of the Property (assuming vacant possession) as determined by the most recent Valuation.

(b)                                 If at any time either Party notifies the other that there is a breach of clause 19. l(a), the Borrower may, within 10 Business Days of such notification:

(i)                                     place on deposit in the Rent Account an amount which, if applied in prepaying the Loan, would result in the Borrower being able to comply with its obligations under clause 19.1(a); or

(ii)                                    prepay the Loan in such amount as will ensure compliance with clause 19.1(a) following such prepayment.

(c)                                  If the Borrower makes and maintains a deposit in accordance with clause 19.1(b) above, it will not be regarded as being in breach of clause 19.1(a) but without prejudice to any subsequent breach of such paragraph.

(d)                                 If the Borrower makes and maintains a deposit in accordance with clause 19.1(b) above and the test is subsequently satisfied without taking into account the monies placed on deposit pursuant to clause 19.1(b), then, provided no Default is continuing and no Default would result from such release, the Lender shall release the relevant cash to such account as the Borrower directs together with such interest accrued on the Rent Account.

19.2                        Interest cover

(a)                                  The ratio of the Net Rental Income in respect of any period to the Senior Interest in respect of such period shall not be less than 1.30:1.

(b)                                 If at any time either Party notifies the other that there is a breach of clause 19.2(a), the Borrower may, within 10 Business Days of such notification:

(i)                                     place on deposit in the Rent Account an amount which, if applied in prepaying the Loan, would result in the Borrower being able to comply with its obligations under clause 19.2(a); or

(ii)                                   prepay the Loan in such amount as will ensure compliance with clause 19.2(a) following such prepayment.

(c)                                  If the Borrower makes and maintains a deposit in accordance with clause 19.2(b) above, it will not be regarded as being in breach of clause 19.2(a) but without prejudice to any subsequent breach of such paragraph.

(d)                                 If the Borrower makes and maintains a deposit in accordance with clause 19.2(b) above and the test is subsequently satisfied without taking into account the monies placed on deposit pursuant to clause 19.2(b), then, provided no Default is continuing and no Default would result from such release, the Lender shall release the relevant cash to such account as the Borrower directs together with such interest accrued on the Rent Account.

19.3                      Testing Dates

The dates for compliance with the covenant set out in clause 19.2 (Interest cover) will be each date on which a quarterly summary is provided to the Borrower under clause 18.1 (Information about the Property).

20.                            EVENTS OF DEFAULT

Each of the events or circumstances set out in clause 20 is an Event of Default.

20.1                        Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable other than as a result of the failure of the appropriate payment transmission system provided that such payment is made to the Lender within 3 Business Days of the due date.

20.2                        Financial covenants

Any requirement of clause 19 (Financial Covenants) is not satisfied unless so remedied in accordance with clause 19(b)or 19.2(b).

20.3                        Other obligations

(a)                                  The Borrower does not comply with any provision of the Finance Documents (other than those referred to in clauses 19 (Financial Covenants) or 20.1 (Non-payment).

(b)                                 No Event of Default in relation to this clause will occur if the failure to comply is capable of remedy and is remedied within five Business Days of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

20.4                        Misrepresentation

(a)                                  Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)                                 No Event of Default in relation to this clause will occur if the failure to comply is capable of remedy and is remedied within five Business Days of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

20.5                        Cross default

(a)                                  Any financial indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.

(b)                                 Any financial indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                                  Any commitment for any financial indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).

(d)                                 Any creditor of the Borrower becomes entitled to declare any financial indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

20.6                        Insolvency

(a)                                  The Borrower is unable or admits its inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)                                 The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities).

(c)                                  A moratorium is declared in respect of any indebtedness of the Borrower.

20.7                        Insolvency proceedings

(a)                                  Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)                                     the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, declaration en etat de désastre, preliminary vesting orders, saisie, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(ii)                                  a composition, compromise, assignment or arrangement with any creditor of the Borrower;

(iii)                               the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower; or

(iv)                              enforcement of any Security over any assets of the Borrower,

or any analogous procedure or step is taken in any jurisdiction.

20.8                        Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower.

20.9                      Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

20.10               Repudiation

The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

20.11               Allegation of ineffectiveness

Any Finance Document is not, or is alleged by the Borrower not to be, binding on or enforceable against the Borrower.

20.12               Material adverse change

Any event or series of events occurs which in the reasonable opinion of the Lender is likely to have a Material Adverse Effect.

20.13               Ownership and control of the Borrower

Without the previous written consent of the Lender there is any change in the legal and/or beneficial ownership or control of the Borrower including the transfer of all or any part of the share capital of the Borrower to any other person.

20.14               Compulsory purchase

All or any material part of the Property is compulsorily purchased or the applicable local authority makes an order for such compulsory purchase and any compensation monies are not applied in prepayment of the Loan in full accordance with clause 7.2.

20.15               Destruction of the Property

The Property is wholly or substantially destroyed.

20.16               Acceleration

On and at any time after the occurrence of an Event of Default the Lender may by notice to the Borrower:

(a)                                  cancel the Facility whereupon it shall immediately be cancelled;

(b)                                 declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)                                  declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Lender.

21.                             CHANGES TO THE PARTIES

21.1                         The Lender may without the consent of the Borrower assign all or any part of its rights or benefits under this Agreement and the Finance Documents to a Qualifying Lender only. In all other circumstances, the Borrower shall not unreasonably withhold or delay its consent to such an assignment. The Lender may disclose to a prospective assignee or to any other person who may propose entering into contractual relations with the Lender, or to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect), in relation to this Agreement and the Finance Documents such information about the Borrower or the Lender’s rights or obligations under this Agreement and the Finance Documents, and any associated documentation (including any security), as the Lender shall consider appropriate provided the Lender procures that third party keeps such information confidential.

21.2                         The Lender may change its lending office to any other of the Lender’s offices in the United Kingdom.

21.3                         The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

22.                               PAYMENT MECHANICS

22.1                        Payments to the Lender

(a)                                  On each date on which the Borrower is required to make a payment under a Finance Document, the Borrower shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date in Sterling.

(b)                                 Payment shall be made to such account with such bank as the Lender specifies.

22.2                        Partial payments

(a)                                  If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)                                     first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(ii)                                  secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)                               thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                              fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

22.3                        No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

22.4                        Business Days

(a)                                Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                               During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

22.5                       Change of currency

(a)                                  Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                     any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)                                any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)                                 If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

23.                               SET-OFF

The Lender may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

24.                               NOTICES

24.1                        Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

24.2                        Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is that identified with its name below or any substitute address, fax number or department or officer as a Party may notify to the other Party by not less than five Business Days’ notice.

24.3                      Delivery

(a)                                  Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                                   if by way of fax, when received in legible form; or

(ii)                                if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under clause 24.2 (Addresses), if addressed to that department or officer.

(b)                                 Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

25.                               CALCULATIONS AND CERTIFICATES

25.1                       Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

25.2                       Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

25.3                       Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

26.                               PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

27.                               REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

28.                              GOVERNING LAW

This Agreement is governed by the law of England and Wales.

29.                              ENFORCEMENT

29.1                        Jurisdiction of English courts

(a)                                 The courts of England and Wales have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)                                The Parties agree that the courts of England and Wales are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                 This clause 29 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

29.2                        Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)                                  irrevocably appoints Forsters LLP of 31 Hill Street, London W1J 5LS (with copies to Hunter Property Fund Management Limited, 17 Rutland Street, Edinburgh EH1 2AE) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)                                 agrees that failure by a process agent to notify the relevant Borrower(s) of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

Conditions precedent

1.                                      AGREEMENTS

1.1                               This Agreement duly executed by the Parties.

1.2                               Each Security Document duly executed by the relevant parties.

1.3                               The Duty of Care Agreement duly executed by the Borrower and the Property Manager.

1.4                               A certified copy of the Property Management Agreement.

1.5                               Certified copies of the Mezzanine Finance Documents and evidence that the same have been, or will be contemporaneously with Utilisation of the loan, drawn down in full.

1.6                               Certified copies of the Loan Stock Documents and evidence that the same have been, or will be contemporaneously with Utilisation of the loan, drawn down in full.

1.7                               A certified copy of the Sale and Purchase Agreement duly executed by the parties thereto.

2.                                      AUTHORISATIONS

2.1                                  A copy of the constitutional documents of the Borrower and the Shareholders.

2.2                                  A copy of a resolution of the board of directors of the Borrower:

(a)                                 approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)                                authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)                                 authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

2.3                                 A specimen of the signature of each person authorised by the resolution referred to in paragraph 2(b)(ii) above.

2.4                                 A certificate of the Borrower (signed by a director) confirming that borrowing the Facility would not cause any borrowing or similar limit binding on the Borrower to be exceeded.

2.5                                 A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

3.                                      OTHER DOCUMENTS AND EVIDENCE

3.1                                A copy of any other authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

3.2                                Evidence that the fees, costs and expenses then due from the Borrower pursuant to clause 9 (Fees) and clause 13 (Costs and Expenses) have been paid or will be paid by the Utilisation Date to the extent so due and payable.

3.3                                Such documentation and other evidence as is requested by the Lender in order for the Lender to carry out and be satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

3.4                                The account mandates in relation to the loan account, the Rent Account and the Deposit Account and such other forms as the Lender shall require in relation to the opening of any bank account.

3.5                                Evidence that all consents to the Borrower’s acquisition of the Property and to the Legal Charge required pursuant to the Headlease have been obtained.

3.6                                A legal opinion by Carey Olsen LLP in respect of the Borrower’s execution of the Finance Documents.

4.                                      REPORT ON TITLE AND VALUATION

4.1                                 The Report on Title (including in relation to all planning permissions in place in respect of the Property).

4.2                                 The Initial Valuation.

4.3                                 A structural survey and a mechanical and electrical services report.

5.                                      INSURANCE

Evidence of the extent and level of the insurance cover in force in respect of the Property and that the policies comply with the requirements of the Finance Documents.

6.                                      TITLE DOCUMENTS, ETC

6.1                                 All title documents for the Property including all documents necessary for the application to the Land Register for registration of the Borrower’s interest in the Property or an undertaking to provide the same.

6.2                                 A copy of the executed Occupational Leases existing in relation to the Property or an undertaking to provide the same.

6.3                                 An effective discharge of all Security (if any) affecting the Security Assets including completed forms and fees for all resultant registration formalities or an undertaking to provide the same.

7.                                      TAX

7.1                                A certified copy of the confirmation from HM Revenue & Customs that the Borrower is validly registered for VAT purposes with HM Revenue & Customs.

7.2                                A copy of the election made by the Borrower to HM Revenue & Customs for waiver of exemption in respect of the Property under schedule 10 of the Value Added Tax Act 1994.

7.3                                In relation to stamp duty land tax (“SDLT”), an undertaking from Forsters LLP to submit the SDLT Return together with such payment due within 10 days of completion.

8.                                      EQUITY

Evidence that the Shareholders have subscribed for £600,000 of equity in the Borrower and that that equity has been, or will be contemporaneously with the Utilisation, applied towards the acquisition of the Property.

9.                                      FINANCIAL ITEMS

9.1                                Opening balance sheet, profit and loss account and cash flow forecast each in respect of the Borrower.

9.2                                 Business plan of the Borrower, including proposed asset management strategy.

9.3                                 The completion statement in respect of the acquisition of the Property.

SCHEDULE 2

Form of Utilisation Request

From:	HPFM (Becket House) Limited

To:	The Royal Bank of Scotland plc

Dated:	2007

Dear Sirs

HPFM (Becket House) Limited - £12,700,000 Term Loan Facility Agreement dated [     ] 2007 (“Facility Agreement”)

1.                                       We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                      We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:

3.                                       We confirm that each condition specified in clause 4.2 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.

4.                                      The proceeds of the Loan should be credited to [account].

5.                                      This Utilisation Request is irrevocable.

Yours faithfully

By:

authorised signatory for
HPFM (Becket House) Limited

THE BORROWER

HPFM (BECKET HOUSE) LIMITED

By:	For Seffery Ltd.	For Champress Ltd.
	/s/ William Ferry	/s/ Nicholas J. Baptiste

Address:	As corporate directors of HPFM (Becket House) Ltd.

Attention:

Fax:

THE LENDER

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Alan Macdonald

Address:	East of Scotland Corporate Banking Office, 1st Floor, 24-25 St Andrew Square, Edinburgh EH2 1AF

Attention:	Eddie Thorn

Fax:	0131 523 5153